EXHIBIT 99.1

Zoom Telephonics Receives Line Of Credit For Up To $1 Million

Boston, MA, April 12, 2012 – Zoom Telephonics (“Zoom”) (OTCBB: ZMTP) announced today that on April 10, 2012 Zoom entered into a Loan and Security Agreement with Silicon Valley Bank.  The Loan Agreement provides for up to $1 million of revolving credit subject to a borrowing base formula and other terms and conditions as specified in the Loan Agreement.  The Loan Agreement has a one year term unless it is renewed.  Borrowings are secured by all of Zoom’s assets.

Zoom will file SEC Form 8-K in connection with this agreement.

“We are pleased to have this line of credit in place with Silicon Valley Bank, Zoom’s bank since 2004,” said Frank Manning, Zoom’s President and CEO.  “Zoom is not currently borrowing under this agreement, but we want to have the line of credit in place for the operating flexibility it provides.  We looked at a number of possible lenders, and we felt that this Silicon Valley Bank line of credit best fit our needs.”

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports broadband and dial-up modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.